                       AMENDMENT TO SUBADVISORY AGREEMENT

                         MARSICO CAPITAL MANAGEMENT, LLC

     AMENDMENT made as of this 28th day of April, 2006 to the Subadvisory Agreement dated March 22, 2005, as amended (the "Agreement"), between John Hancock Investment Management Services, LLC, (formerly, Manufacturers Securities Services, LLC)., a Delaware limited liability company (the "Adviser"), and Marsico Capital Management, LLC, a Delaware limited liability company (the "Subadviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.   CHANGE IN APPENDIX A

     Appendix A of the Agreement relating to compensation of the Subadviser shall be deleted and replaced by the attached Appendix A.

2.   SUBADVISORY AGREEMENT

     In all other respects, the Agreement is confirmed and remains in full force and effect.

2.   EFECTIVE DATE

     This Amendment shall become effective on the later to occur of (i) approval of this amendment by the Trustees of the John Hancock Trust and (ii) the date of its execution.

         (THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC


By: /s/ John Vrysen
    ---------------------------------------
    John G. Vrysen
    Executive Vice President and Chief
    Financial Officer


MARSICO CAPITAL MANAGEMENT, LLC


By: Christopher J. Marsico
    ---------------------------------------
    Christopher J. Marsico
    President


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

                                   APPENDIX A

     The Subadviser shall serve as investment subadviser for each Portfolio of John Hancock Trust (the "Trust") listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the "Subadviser Fee"):

                                                        BETWEEN
                                        FIRST        $750 MILLION      EXCESS OVER
                                    $750 MILLION   AND $1.5 BILLION   $1.5 BILLION
                                    OF AGGREGATE     OF AGGREGATE     OF AGGREGATE
PORTFOLIO                            NET ASSETS*      NET ASSETS*      NET ASSETS*
---------                           ------------   ----------------   ------------
International Opportunities Trust

* The term Aggregate Net Assets for a given day includes the net assets of a Portfolio of the Trust. It also includes the net assets of one or more other portfolios of the Trust or other trusts as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee for a given day, the net assets of the Portfolio and each other portfolio of the Trust are determined by the Custodian as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund or trust are determined as of the close of business on the previous business day of that fund or trust.

     This Appendix A is deemed to amend the fee schedules for the other portfolios to the extent that it is inconsistent with such schedules.

Trust Portfolio(s)                               Other Portfolio(s)
------------------                       -----------------------------------
International Opportunities Trust   --   International Opportunities Fund, a
                                         series of John Hancock Funds II

     The Subadviser Fee for each Portfolio shall be accrued for each calendar day by the Custodian, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily Subadviser Fee accruals shall be based in part on the applicable annual fee rate for the Portfolio/s ("Applicable Annual Fee Rate"), which may vary from day to day depending on the amount of Aggregate Net Assets. The Applicable Annual Fee Rate on a given day is a blended rate that is calculated by (i) multiplying each rate in the table above by the relevant portion of the Aggregate Net Assets; (ii) adding together the resulting amounts; and (iii) dividing the sum of those amounts by the Aggregate Net Assets. The daily fee accruals will be computed by the Custodian by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio as determined in accordance with the Trust's prospectus and statement of additional information as of the close of business on the previous business day on which the Trust was open for business. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

     If, with respect to any Portfolio, the applicable Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the


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end of any month, the fee (if any) for the period from the effective date to the end of such month, from the beginning of such month to the date of termination, or from the beginning of such month to the date of such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.


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